BRF S.A.

Publicly Held Company

CNPJ 01.838.723/0001-27

NIRE 42.300.034.240

CVM 1629-2

MINUTES OF THE EXTRAORDINARY MEETING OF THE BOARD OF DIRECTORS HELD ON APRIL 19, 2018

1.            Date, Time and Place: Meeting held on April 19, 2018, at 10:00 am, in São Paulo City, São Paulo State, at the BRF S.A. (“Company” or “BRF”) office located at Rua Hungria, 1400, 5th floor.

2.            Summons and Presence: Summons duly held pursuant to Article 21 of the Company’s Bylaws considering the presence of the totality of the members of the Board of Directors: Mr. Abilio dos Santos Diniz (“Mr. Abilio Diniz”), Mrs. Flavia Buarque de Almeida (“Mrs. Flávia Almeida”), Mr. Francisco Petros Oliveira Lima Papathanasiadis (“Mr. Francisco Petros”), Mr. José Aurélio Drummond Jr. (“Mr. José Drummond”), Mr. José Carlos Reis de Magalhães Neto (“Mr. José Magalhães”), Mr. Luiz Fernando Furlan (“Mr. Luiz Furlan”), Mr. Marcos Guimarães Grasso (“Mr. Marcos Grasso”), Mr. Walter Fontana Filho (“Mr. Walter Fontana”) and Mr. Walter Malieni Jr. (“Mr. Walter Malieni”).

3.            Presiding Board: Chairman: Abilio dos Santos Diniz. Secretary: Larissa Brack.

4.            Agenda: Discussions regarding the Ordinary and Extraordinary General Shareholders’ Meeting of the Company.

5.            Resolutions: The members approved, by unanimous votes and with no restrictions, the drawing up of the present minutes in summary form. Once the agenda had been examined, the following matters were discussed and the following resolutions were taken:

5.1.       Discussions regarding the Ordinary and Extraordinary General Shareholders’ Meeting of the Company.

Mr Abilio Diniz, as president of the Board of Directors of the Company, consulted the other members if they would agree to: (i) present the names appointed below as candidates to the slate for the Board of Directors, in case of withdrawal of the request for cumulative voting presented by Aberdeen Asset Management PLC or (ii) support such names, in case the cumulative voting system is maintained:

Pedro Pullen Parente (Chairman)

Augusto Marques da Cruz Filho (Vice-Chairman)

Dan Ioschpe

Extract of the Minutes of the Extraordinary Meeting of the Board of Directors held on April 19, 2018

BRF S.A.

Publicly Held Company

CNPJ 01.838.723/0001-27

NIRE 42.300.034.240

CVM 1629-2

MINUTES OF THE EXTRAORDINARY MEETING OF THE BOARD OF DIRECTORS HELD ON APRIL 19, 2018

Flávia Buarque de Almeida

Francisco Petros Oliveira Lima Papathanasiadis

José Luiz Osório

Luiz Fernando Furlan

Roberto Antonio Mendes

Roberto Rodrigues

Walter Malieni Jr.

The Board of Directors voted favorably to appoint the names presented above, conditioned to their formal and express agreement to such appointment.

6.            Documents Filed at the Company: The documents related to the agenda that supported the resolutions taken by the members of the Board of Directors or information presented during the meeting were filed at the Company’s head office.

7.            Closure: There being no other matters to be discussed, the Chairman declared the meeting closed, during which time the present minutes were drawn up in summary form by electronic processing and, having been read and found correct by all those present, were signed.

I certify that the above text is a faithful copy of the minutes which are filed in Book No. 6, pages 34 and 35, of the Minutes of the Ordinary and Extraordinary Meetings of the Company´s Board of Directors.

São Paulo, April 19, 2018.

Larissa Brack Secretary

Extract of the Minutes of the Extraordinary Meeting of the Board of Directors held on April 19, 2018